ESTEEM WIRELESS MODEMS

PRESS RELEASE

Electronic Systems Technology, Inc.
  Announces Record Sales for 3rd Consecutive Year

KENNEWICK, WASHINGTON --- March 28, 2005 --- Electronic Systems Technology Inc. (EST) (OTCBB: ELST), manufacturer of ESTeem wireless modems, today announced sales and results of operations for the three and twelve month periods ended December 31, 2004.

EST reported sales for 2004 of $2,297,945 compared to $2,064,628 for 2003, an increase of 11% from 2003, and reflecting the third consecutive record sales year for the Company. Net Income for 2004 was $174,820, or $0.03 per share, compared with a Net Income of $123,006, or $0.02 per share, for 2003. For the fourth quarter of 2004, EST reported a Net Income of $27,406, or $0.005 per share, on sales of $586,641 compared with a Net Income of $34,713 or $0.006 per share, on sales of $507,963 for the fourth quarter of 2003.

Selected Statement of Operations Information Summary
	Three Months Ended (unaudited)		Twelve Months Ended
	Dec 31 2004	Dec 31 2003	Decr 31 2004	Dec 31 2003
Sales	$ 586,641	$ 507,963	$ 2,297,945	$ 2,064,628
Net income (loss) before tax	41,525	40,124	260,126	173,901
Net Income (loss)	27,406	34,713	174,820	123,006
Weighted average common Shares outstanding	5,272,611	5,135,866	5,272,611	5,135,866
Basic Earnings (Loss) per Share	$ 0.005	$ 0.006	$ 0.03	$ 0.02
Diluted Earnings (Loss) per Share	$ 0.005	$ 0.006	$ 0.03	$ 0.02

Selected Balance Sheet Information
	Dec 31 2004	Dec 31 2003
Cash and cash equivalents	$ 488,480	$ 378,103
Total current assets	2,707,919	2,557,929
Property & equipment (net)	253,456	222,674
Total assets	2,983,296	2,822,689
Total current liabilities	209,035	202,511
Long-term debt	-0-	-0-
Stockholders' equity	2,698,761	2,560,778

(EST) ELECTRONIC SYSTEMS TECHNOLOGY - 509-735-9092 (O)
415 N. QUAY ST. - KENNEWICK, WA 99336 - 509-783-5475 (FAX)
WWW.ESTEEM.COM